Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29405 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John Nypaver 843-740-2002 investors@ingevity.com
Ingevity reports fourth quarter and full year 2022 financial results

Highlights:

Full year 2022 was a record year for both net sales and EBITDA, driven by growth across all business segments; fourth quarter results were negatively impacted primarily by significant customer destocking in the second half of the quarter.

Fourth Quarter (comparisons versus prior year period):
•Net sales of $383.6 million increased 14.2%;
•Net income of $15.6 million and diluted earnings per share (EPS) of $0.41; adjusted earnings of $21.5 million and diluted adjusted EPS of $0.57
•Adjusted EBITDA of $74.3 million and adjusted EBITDA margin of 19.4%
•Share repurchases of $6.0 million

Full Year (comparisons versus prior year period):
•Net sales of $1.67 billion increased 19.9%
•Net income of $211.6 million and diluted EPS of $5.50; adjusted earnings of $231.4 million and diluted adjusted EPS of $6.01
•Adjusted EBITDA of $452.6 million and adjusted EBITDA margin of 27.1%
•Share repurchases of $145.2 million
•Operating cash flow of $313.1 million with free cash flow of $170.6 million

Guidance:
Company announces full year 2023 guidance for sales between $1.9 billion and $2.1 billion and adjusted EBITDA between $495 million and $515 million.

The results and guidance in this release include non-GAAP financial measures. Refer to the section entitled “Use of non-GAAP financial measures” within this release.

NORTH CHARLESTON, S.C., February 27, 2023 – Ingevity Corporation (NYSE:NGVT) today reported its financial results for the fourth quarter and full year 2022.
2022 was a record year for Ingevity as both Performance Chemicals and Performance Materials delivered their best ever sales and EBITDA, despite persistent cost inflation, continued COVID and supply chain disruptions, a war in Ukraine, and an especially challenging fourth quarter.
Fourth quarter (Q4) net sales of $383.6 million rose over 14% versus the prior year quarter. This growth reflects price increases across all businesses implemented throughout the year to address higher input costs, partially offset by significant volume declines in the latter half of Q4 attributed to customer destocking, particularly in certain higher-value product lines of the Performance Chemicals segment. As a result, Q4 net income decreased 47% to $15.6 million compared to prior year and adjusted EBITDA decreased 7% to $74.3 million with adjusted EBITDA margin of 19.4%. Diluted earnings per share (EPS) in Q4 was $0.41 compared to diluted EPS of $0.74 in the prior year quarter. Diluted adjusted EPS in Q4 was $0.57 compared to diluted adjusted EPS of $0.78 in the prior year quarter.
Record full year (FY) net sales of $1.67 billion were up 20% compared to last year, as higher selling prices and a mix shift to higher-value products helped the company offset inflationary cost pressures and supply chain disruptions. FY net income of $211.6 million increased 79% versus the prior year. Excluding the pre-tax litigation expense of $85.0 million in 2021, FY 2022 net income increased 16%. FY adjusted EBITDA increased 7% to $452.6 million with adjusted EBITDA margin of 27.1%. FY diluted EPS was $5.50 compared to $2.95 in the prior year. FY diluted adjusted EPS was $6.01 compared to diluted adjusted EPS of $5.23 in the prior year.
“I am extremely proud of our team’s resilience and persistence in successfully navigating 2022’s difficult business environment. Our record performance translated to strong free cash flow which we used to return significant cash to shareholders and fund growth initiatives, including our acquisition of Ozark Materials in Q4 which expands our Pavement Technologies business into road markings,” said John Fortson, President and CEO. “We remain focused on delivering consistent growth over time to our shareholders.”
Performance Chemicals
Sales in the Performance Chemicals segment were $250.8 million in Q4, up 23%. FY sales were $1.12 billion, up 28% for the year, reflecting price increases across all product lines and the continued shift to higher-value specialty products. All business lines in the segment posted record sales numbers for the year.
Industrial Specialties, which is the company’s largest business, posted sales of $143.9 million in Q4, up 12%, and FY sales of $633.8 million, up 28%. The slower growth in Q4 was due to a sharp decline in sales volume attributed to significant customer destocking in the second half of the quarter, particularly in higher-value adhesives product lines. Also, while Q4 is a seasonally low quarter for Pavement Technologies, many municipalities and agencies depleted their budgeted dollars for paving projects in Q4, adding to the slowdown. The Pavement Technologies business Q4 revenue growth of 43% to $47.3 million was due to the acquisition of Ozark Materials in early October. FY sales of $241.3 million increased 23%, reflecting a strong 2022 paving season. Engineered Polymers Q4 sales were especially strong, up 41% to $59.6 million, due to additional price increases and volume growth in the quarter. FY sales were up 32% to $244.7 million as end-market demand supported higher prices and increased volumes, primarily in automotive and footwear & apparel.
Q4 segment EBITDA was $16.8 million, down 22% or $4.8 million, compared to last year reflecting customer destocking of higher-value products late in the quarter, resulting in segment EBITDA margin of 6.7%. FY segment EBITDA was $200.4 million, up 16%, with EBITDA margin of 17.9% versus 19.8% in 2021 with the decline attributed to inflationary pressures and supply chain disruptions throughout the year.
“Performance Chemicals delivered a record sales year as we implemented price increases across all business lines to offset cost inflation and supply chain disruptions that continued throughout the year,” said Fortson. “Q4 was particularly challenging as volumes declined sharply in certain higher-value product lines in the latter half of the quarter as customers aggressively managed their inventories in light of recession concerns.”
Performance Materials
Sales in Performance Materials were flat for Q4 at $132.8 million due primarily to China’s COVID outbreaks which disrupted sales in the region, and FX headwinds. Segment EBITDA was $57.5 million in Q4 and flat to prior year due to continued higher raw material and energy costs and the timing of price increases, which resulted in segment EBITDA margin of 43.3%, down slightly versus prior year. FY sales were up 6% to $548.5 million, driven by improved volume in automotive products. FY segment EBITDA was $252.2 million, up 1%, with segment EBITDA margin of 46.0% versus 48.3% in 2021 as higher input costs more than offset higher volumes.
“Performance Materials delivered record sales and EBITDA for the year, while battling high input costs and COVID outbreaks. Our results demonstrate the resiliency of the business and the team that runs it,” said Fortson.
Liquidity/Other
Full year operating cash flow was $313.1 million with free cash flow of $170.6 million. Share repurchases for the quarter were $6.0 million and $145.2 million for the year, and $444.7 million remains available under the July 2022 $500 million Board authorization. Net leverage at the end of the year was 2.9 times, reflecting increased borrowing for the Ozark Materials acquisition which closed early in the fourth quarter.
Full Year 2023 Guidance
Ingevity announced its 2023 guidance of sales between $1.9 billion to $2.1 billion and adjusted EBITDA between $495 million to $515 million.
“2023 kicked off to a slower start but we expect to see order patterns normalize and to benefit from a recovery in key end-markets such as auto and adhesives. This expected recovery combined with the continued strength in markets such as oilfield, footwear and apparel, and pavement, including a full year of Ozark Materials, gives us confidence in our growth outlook for 2023,” said Fortson.
Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 31 locations around the world and employs approximately 2,050 people. The company is traded on the New York Stock Exchange (NYSE:NGVT). For more information visit www.ingevity.com.
Additional Information
The company will host a live webcast on Tuesday, February 28, 2023, at 10 a.m. (Eastern) to discuss Q4 and FY 2022 results. The webcast can be accessed on the investors section of Ingevity’s website. You may also listen to the conference call by dialing 844 200 6205 (inside the U.S.) or 929 526 1599 (outside the U.S.) and entering access code 696144 at least 10 minutes prior to the start of the event. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to Ingevity’s investor site prior to the call. A replay will be available beginning at approximately 2 p.m. (Eastern) on February 28, 2023, through February 27, 2024.
Use of non-GAAP financial measures: This press release includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. The company does not attempt to provide reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measure because the impact and timing of the factors underlying the guidance assumptions are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, Ingevity believes such reconciliations would imply a degree of certainty that could be confusing to investors.
Forward-looking statements: This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” “guidance,” “believes,” “anticipates” or similar expressions. Forward-looking statements may include, without limitation, the potential benefits of any acquisition or investment transaction, expected financial positions, expected financial positions, guidance, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; litigation related strategies and outcomes; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from general global economic, geopolitical and financial conditions beyond our control, including inflation and war in Ukraine; risks related to our international sales and operations; adverse conditions in the automotive market; competition from substitute products, new technologies and new or emerging competitors; worldwide air quality standards; a decrease in government infrastructure spending; adverse conditions in cyclical end markets; the limited supply of or lack of access to sufficient crude tall oil and other raw materials; issues with or integration of future acquisitions and other investments; the provision of services by third parties at several facilities; adverse effects from the COVID-19 pandemic; supply chain disruptions; natural disasters and extreme weather events; or other unanticipated problems such as labor difficulties (including work stoppages), equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; dependence on certain large customers; legal actions associated with our intellectual property rights; protection of our intellectual property and other proprietary information; information technology security breaches and other disruptions; complications with designing or implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the SEC, including those described in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K as well as in our other filings with the SEC. These forward-looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data	2022	2021	2022	2021
Net sales	$383.6	$336.0	$1,668.3	$1,391.5
Cost of sales	278.2	231.0	1,098.2	878.7
Gross profit	105.4	105.0	570.1	512.8
Selling, general, and administrative expenses	55.9	48.3	198.8	179.3
Research and technical expenses	7.2	7.0	30.3	26.3
Restructuring and other (income) charges, net	3.2	3.9	13.8	16.2
Acquisition-related costs	3.1	(0.3)	5.0	0.6
Other (income) expense, net	(0.7)	(1.7)	(1.7)	79.9
Interest expense, net	17.0	11.5	54.3	47.7
Income (loss) before income taxes	19.7	36.3	269.6	162.8
Provision (benefit) for income taxes	4.1	7.0	58.0	44.7
Net income (loss)	$15.6	$29.3	$211.6	$118.1

Per share data
Basic earnings (loss) per share	$0.42	$0.74	$5.54	$2.97
Diluted earnings (loss) per share	$0.41	$0.74	$5.50	$2.95
Weighted average shares outstanding
Basic	37.4	39.3	38.2	39.8
Diluted	37.7	39.6	38.5	40.1
Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2022	2021	2022	2021
Net sales
Performance Materials	$132.8	$132.0	$548.5	$516.8
Performance Chemicals	250.8	204.0	1,119.8	874.7
Pavement Technologies product line	47.3	33.0	241.3	195.4
Industrial Specialties product line	143.9	128.8	633.8	493.5
Engineered Polymers product line	59.6	42.2	244.7	185.8
Total net sales	$383.6	$336.0	$1,668.3	$1,391.5

Segment EBITDA (1)
Performance Materials	$57.5	$58.0	$252.2	$249.4
Performance Chemicals	16.8	21.6	200.4	172.8
Total segment EBITDA (1)	$74.3	$79.6	$452.6	$422.2

Interest expense, net	(17.0)	(11.5)	(54.3)	(47.7)
(Provision) benefit for income taxes	(4.1)	(7.0)	(58.0)	(44.7)
Depreciation and amortization - Performance Materials	(9.4)	(9.9)	(36.1)	(36.8)
Depreciation and amortization - Performance Chemicals	(20.8)	(18.3)	(72.7)	(73.1)
Pension and postretirement settlement and curtailment (charges) income, net (2)	(0.2)	—	(0.2)	—
Restructuring and other income (charges), net (3)	(3.2)	(3.9)	(13.8)	(16.2)
Acquisition and other-related costs (4)	(4.0)	0.3	(5.9)	(0.6)
Litigation verdict charge (5)	—	—	—	(85.0)
Net income (loss)	$15.6	$29.3	$211.6	$118.1

_________________
(1) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, research and technical expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net, associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges, net.

(2) For the three and twelve months ended December 31, 2022, the charges relate to the Performance Materials segment. Our pension and postretirement settlement and curtailment charges (income) are related to the acceleration of prior service costs, as a result of a reduction in the number of participants within the Union Hourly defined benefit pension plan. These are excluded from our segment results because we consider these costs to be outside our operational performance. We continue to include the service cost, amortization of prior service cost, interest costs, expected return on plan assets, and amortized actual gains and losses in our segment EBITDA.

(3) For the three and twelve months ended December 31, 2022, charges of $1.1 million and $4.8 million relate to the Performance Material segment, respectively, and charges of $2.1 million and $9.0 million relate to the Performance Chemicals segment. For the three and twelve months ended December 31, 2021, charges of $1.5 million and $6.0 million relate to the Performance Material segment, respectively, and charges of $2.4 million and $10.2 million relate to the Performance Chemicals segment.

(4) For the three and twelve months ended December 31, 2022, charges included in "Acquisition-related costs" on the condensed consolidated statement of operations of $0.3 million and $0.3 million relate to the acquisition of a strategic investment in the Performance Materials segment, and $2.8 million and $4.7 million relate to the acquisition and integration of the Ozark business into the Performance Chemicals segment, respectively. Additionally, for both the three and twelve months ended December 31, 2022, inventory step-up amortization of $0.9 million is included in "Cost of sales" on the condensed consolidated statement of operations related to the acquisition in the Performance Chemicals segment. For the three and twelve months ended December 31, 2021, charges of zero and $0.2 million relate to the acquisition of a strategic investment in the Performance Materials segment and income of $0.3 million and charges $0.4 million relate to the integration of the Perstorp Capa business into our Performance Chemicals segment, respectively.

(5) For the year ended December 31, 2021, litigation verdict charge relates to the Performance Materials segment.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
In millions	2022	2021
Assets
Cash and cash equivalents	$76.7	$275.4
Accounts receivable, net	224.8	161.7
Inventories, net	335.0	241.2
Prepaid and other current assets	42.5	46.6
Current assets	679.0	724.9
Property, plant and equipment, net	798.6	719.7
Goodwill	518.5	442.0
Other intangibles, net	404.8	337.6
Restricted investment	78.0	76.1
Strategic investments	109.8	35.3
Other assets	147.8	133.4
Total Assets	$2,736.5	$2,469.0

Liabilities
Accounts payable	$174.8	$125.8
Accrued expenses	54.4	51.7
Other current liabilities	74.3	91.4
Current liabilities	303.5	268.9
Long-term debt including finance lease obligations	1,472.5	1,250.0
Deferred income taxes	106.5	114.6
Other liabilities	155.7	161.7
Total Liabilities	2,038.2	1,795.2
Equity	698.3	673.8
Total Liabilities and Equity	$2,736.5	$2,469.0

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2022	2021	2022	2021
Cash provided by (used in) operating activities:
Net income (loss)	$15.6	$29.3	$211.6	$118.1
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	30.2	28.2	108.8	109.9
Other non-cash items	11.2	10.6	59.5	43.4
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	41.2	7.9	(66.8)	21.6
Net cash provided by (used in) operating activities	$98.2	$76.0	$313.1	$293.0
Cash provided by (used in) investing activities:
Capital expenditures	$(49.2)	$(37.4)	$(142.5)	$(103.8)
Payments for acquired businesses, net of cash acquired	(344.5)	—	(344.5)	—
Net investment hedge settlement	—	—	14.7	—
Purchase of strategic investments	(14.6)	(18.8)	(77.4)	(35.3)
Other investing activities, net	(0.9)	(1.0)	(4.2)	(1.5)
Net cash provided by (used in) investing activities	$(409.2)	$(57.2)	$(553.9)	$(140.6)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	$376.7	$—	$1,164.7	$—
Payments on revolving credit facility	(57.7)	—	(336.7)	—
Payments on long-term borrowings	—	(4.6)	(628.1)	(23.4)
Debt issuance costs	—	—	(3.0)	—
Debt repayment costs	—	—	(3.8)	—
Financing lease obligations, net	(0.5)	(0.1)	(0.9)	(0.7)
Borrowings (repayments) of notes payable and other short-term borrowings, net	—	—	—	(1.9)
Tax payments related to withholdings on vested equity awards	—	—	(2.2)	(2.4)
Proceeds and withholdings from share-based compensation plans, net	1.3	1.0	4.1	4.7
Repurchases of common stock under publicly announced plan	(6.0)	(9.1)	(145.2)	(109.4)
Other financing activities, net	(0.8)	—	(0.8)	—
Net cash provided by (used in) financing activities	$313.0	$(12.8)	$48.1	$(133.1)
Increase (decrease) in cash, cash equivalents, and restricted cash	2.0	6.0	(192.7)	19.3
Effect of exchange rate changes on cash	2.6	0.1	(6.0)	(1.7)
Change in cash, cash equivalents, and restricted cash	4.6	6.1	(198.7)	17.6
Cash, cash equivalents, and restricted cash at beginning of period	72.7	269.9	276.0	258.4
Cash, cash equivalents, and restricted cash at end of period (1)	$77.3	$276.0	$77.3	$276.0

(1) Includes restricted cash of $0.6 million and $0.6 million, and cash and cash equivalents of $76.7 million and $275.4 million, for the years ended December 31, 2022 and 2021, respectively. Restricted cash is included within "Prepaid and other current assets" within the consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$18.9	$12.0	$54.8	$47.5
Cash paid for income taxes, net of refunds	12.2	10.5	54.8	53.7
Purchases of property, plant and equipment in accounts payable	(0.2)	3.5	4.9	9.4
Leased assets obtained in exchange for new finance lease liabilities	—	—	—	—
Leased assets obtained in exchange for new operating lease liabilities	14.5	5.8	23.7	20.5

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, debt refinancing fees, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net per share, acquisition and other-related costs per share, debt refinancing fees per share, litigation verdict charge per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charge, pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as the sum of cash provided by (used in) the following items: operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment excluding the allowance for credit losses on held-to-maturity debt securities.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.
GAAP Reconciliation of 2023 Adjusted EBITDA Guidance
A reconciliation of net income to adjusted EBITDA as projected for 2023 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs; litigation verdict charges; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to legislative tax rate changes. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP) and
Reconciliation of Diluted Earnings (Loss) per Common Share (GAAP) to
Diluted Adjusted Earnings per Share (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data (unaudited)	2022	2021	2022	2021
Net income (loss) (GAAP)	$15.6	$29.3	$211.6	$118.1
Restructuring and other (income) charges, net	3.2	3.9	13.8	16.2
Acquisition and other-related costs	4.0	(0.3)	5.9	0.6
Pension and postretirement settlement and curtailment charges (income)	0.2	—	0.2	—
Litigation verdict charge	—	—	—	85.0
Debt refinancing fees	—	—	5.1	—
Tax effect on items above	(1.8)	(1.1)	(5.9)	(23.8)
Certain discrete tax provision (benefit) (1)	0.3	(0.9)	0.7	13.4
Adjusted earnings (loss) (Non-GAAP)	$21.5	$30.9	$231.4	$209.5

Diluted earnings (loss) per common share (GAAP)	$0.41	$0.74	$5.50	$2.95
Restructuring and other (income) charges	0.08	0.10	0.36	0.40
Acquisition and other-related costs	0.10	(0.01)	0.14	0.01
Pension and postretirement settlement and curtailment charges (income)	0.01	—	0.01	—
Litigation verdict charge	—	—	—	2.12
Debt refinancing fees	—	—	0.13	—
Tax effect on items above	(0.04)	(0.03)	(0.15)	(0.59)
Certain discrete tax provision (benefit)	0.01	(0.02)	0.02	0.34
Diluted adjusted earnings (loss) per share (Non-GAAP)	$0.57	$0.78	$6.01	$5.23

Weighted average common shares outstanding - Diluted	37.7	39.6	38.5	40.1
_______________
(1) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of legislative tax rate changes. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.

Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except percentages (unaudited)	2022	2021	2022	2021
Net income (loss) (GAAP)	$15.6	$29.3	$211.6	$118.1
Interest expense, net	17.0	11.5	54.3	47.7
Provision (benefit) for income taxes	4.1	7.0	58.0	44.7
Depreciation and amortization	30.2	28.2	108.8	109.9
Restructuring and other (income) charges, net	3.2	3.9	13.8	16.2
Acquisition and other-related costs	4.0	(0.3)	5.9	0.6
Litigation verdict charge	—	—	—	85.0
Pension and postretirement settlement and curtailment charges (income)	0.2	—	0.2	—
Adjusted EBITDA (Non-GAAP)	$74.3	$79.6	$452.6	$422.2

Net sales	$383.6	$336.0	$1,668.3	$1,391.5
Net income (loss) margin	4.1%	8.7%	12.7%	8.5%
Adjusted EBITDA margin	19.4%	23.7%	27.1%	30.3%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions (unaudited)	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$98.2	$76.0	$313.1	$293.0
Less: Capital expenditures	49.2	37.4	142.5	103.8
Free Cash Flow	$49.0	$38.6	$170.6	$189.2

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt Ratio (Non-GAAP)

In millions, except ratios (unaudited)	December 31, 2022
Notes payable and current maturities of long-term debt	$0.9
Long-term debt including finance lease obligations	1,472.5
Debt issuance costs	6.5
Total Debt	1,479.9
Less:
Cash and cash equivalents (1)	77.0
Restricted investment (2)	78.6
Net Debt	$1,324.3

Net Debt Ratio (Non-GAAP)
Adjusted EBITDA (3)
Adjusted EBITDA - last twelve months (LTM) as of December 31, 2022	$452.6

Net debt ratio (Non-GAAP)	2.93x
_______________
(1) Includes $0.3 million of Restricted Cash related to the New Market Tax Credit arrangement.
(2) Excludes $0.6 million allowance for credit losses on held-to-maturity debt securities.
(3) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.

Financial Schedules - Page 9